Exhibit 107

Calculation of Filing Fee Tables

F-1

(Form Type)

One and one Green Technologies. INC

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Ordinary Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee		Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
	Newly Registered Securities
Fees to Be Paid	Equity	Class A Ordinary Shares, par value $0.0001 per Ordinary Share (1)	Rule 457(o)	-	$-	$13,800,000	0.0001531		$2112.78	-	-	-	-
Fees to Be Paid	Equity	Warrants to purchase ordinary Shares (2)	Rule 457(a)	-	$-	$-	-	$		-	-	-	-
Fees to Be Paid	Equity	Ordinary Shares, issuable upon exercise of the Warrants (3)	Rule 457(o)	-	$-	$793,500	0.0001531		$121.49	-	-	-	-
	Carry Forward Securities
Carry Forward Securities	-	-	-	-	-	-	-		-	-	-	-	-
	Total Offering Amounts					$14,593,500			$2,234.27
	Total Fees Previously Paid					-			-
	Total Fee Offsets					-			-
	Net Fee Due								$2,234.27

(1)	The registration fee for securities is based on an estimate of the Proposed Maximum Aggregate Offering Price of the securities, assuming the sale of the Class A Ordinary Shares at the highest expected offering price, and such estimate is solely for the purpose of calculating the registration fee pursuant to Rule 457(o). In accordance with Rule 416(a), the Registrant is also registering an indeterminate number of additional Class A Ordinary Shares that shall be issuable pursuant to Rule 416 to prevent dilution resulting from share splits, share dividends or similar transactions.

(2)	The Registrant will issue to the underwriters warrants to purchase a number of ordinary shares equal to an aggregate of 5% of the ordinary shares sold in the offering including any shares exercised under the over-allotment option. The exercise price of the underwriters’ warrants is equal to 115% of the offering price of the Ordinary Shares offered hereby. The underwriters’ warrants will be exercisable at any time and from time to time, in whole or in part, for five (5) years, and shall not be exercisable for a period of six months from the closing of the public offering.

(3)	The registration fee for the original Proposed Maximum Aggregate Offering Price of $13,800,000 of Ordinary Shares was calculated with the fee rate of $0.0001531 per share and the registration fee for the additional Proposed Maximum Aggregate Offering Price of $793,500 of the Ordinary Shares issuable upon exercise of the underwriter’s warrants was calculated with the fee rate of $0.0001531 per share.